EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Oct. 18, 2022

Darling Ingredients to Acquire Brazilian Collagen Producer Gelnex,
Increasing Production Capacity for Grass-fed Bovine Collagen

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR) the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced it has entered into a definitive agreement to acquire all of the shares of Gelnex, a leading global producer of collagen products (including gelatin and collagen peptides), for approximately $1.2 billion USD in cash. The transaction is subject to customary regulatory approvals and is anticipated to close in first quarter 2023.

Headquartered in Brazil with five facilities in South America and one in the United States, Gelnex has the capacity to produce 46,000 metric tons of collagen products annually, which it exports to more than 60 countries around the world, and employs about 1,200 employees.

“Driven by strong growth in demand for collagen products in the global health and nutrition market, we anticipate the collagen peptides market to double in the next five years,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Gelnex is a well-run business and will be immediately accretive. This acquisition will allow Darling to continue to grow its presence in the health and nutrition market and increases our production capacity for grass-fed bovine collagen in South America to help meet the future demand of our collagen customers worldwide.”

With 11 state-of-the-art facilities on four continents around the world, Darling Ingredients’ health brand Rousselot is a leading manufacturer and worldwide supplier of hundreds of collagen products made from bovine, porcine and fish sources.

“Collagen is the most abundant protein naturally found in the body, and it plays an increasing role in the health and nutrition market by consumers seeking benefits to their hair, nails, skin, joints, bones and muscles,” Stuewe said. “Our versatile and high-quality collagen products can be used in a broad range of applications, including powder blends, capsules, tablets, nutritional bars, drinks, dairy, confectionery and more.”

Morgan Stanley & Co. LLC acted as Darling Ingredients’ exclusive financial advisor in connection with the transaction.

Darling Ingredients will host a teleconference and webcast for investors at 11:00 a.m., ET, today, October 18, 2022. Due to historically high call volume, the company is offering participants the opportunity to register in advance for the conference through the following link:
https://dpregister.com/sreg/10172598/f4e5203cce

Participants who do not wish to pre-register for the call may dial in using 844-868-8847 (U.S. callers) or 412-317-6593 (international callers) and ask for the "Darling Ingredients" call. A replay will be available two hours after completion of the call through October 25, 2022. To access the replay, please dial 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (International callers) and reference passcode 2178877. The live webcast and archived replay also can be accessed at http://ir.darlingii.com.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 250 plants in 17 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 5451-7115; jillian.fleming@darlingii.com